Exhibit 10.1

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement (this “Amendment”) dated this January 29, 2020, by and among Coro Global Inc., a Nevada corporation (the “Company”) and J. Mark Goode, an individual (the “Executive”). Hereinafter, the Company and the Executive may be referred to, collectively, as the “Parties” and each, individually, as a “Party”.

WHEREAS, the Company and Executive are party to that employment agreement dated May 17, 2018, as amended by Amendment No. 1 thereto, dated May 31, 2019 (as amended, the “Employment Agreement”);

WHEREAS, the Company and Executive desire to amend the Employment Agreement as more particularly set forth below;

WHEREFORE, the Parties do hereby agree as follows:

1.       Section 1 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

The Executive’s employment hereunder shall be effective as of the Effective Date and shall continue until January 31, 2021, provided that, the Executive shall resign as chairman, president and chief executive officer, effective December 31, 2020, and for the period from January 1, 2021 to January 31, 2021, the Executive will (i) continue to be employed by the Company and entitled to Executive’s Base Salary and any other regular compensation hereunder, and (ii) assist the Company in the Company’s transition to a new chief executive officer. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.” Upon expiration of the Employment Term on January 31, 2021 in accordance herewith, the Company shall pay to Executive any accrued but unpaid compensation hereunder.

2.       All references to the “Initial Term” and “Renewal Term” in the Employment Agreement will be deemed to refer to the Employment Term of the Employment Agreement.

3.       The last sentence of Section 3.2(b) date of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

Executive shall return 250,000 of such shares to the Company if Executive is not serving as Chief Executive Officer of the Company pursuant to the terms and conditions of this Agreement as of December 30, 2020.

4.       The following paragraph is hereby added as Section 3.2(c) of the Employment Agreement:

(c)       The Executive shall return 62,500 shares to the Company upon expiration of the Employment Term on January 31, 2021 in accordance with Section 1 above.

5.       Except as modified herein, the terms of the Employment Agreement shall remain in full force and effect.

6.       This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same Amendment. A signature delivered by facsimile or email shall constitute an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CORO GLOBAL INC.,
a Nevada corporation

By:	/s/ Niquana Noel
Niquana Noel, Chief Operating Officer

/s/ J. Mark Goode
J. Mark Goode